Exhibit 99.1

BUSINESS OF ATLAS

Unless otherwise noted, (i) the consummation of the transactions contemplated by the unit purchase agreement, entered into on August 12, 2019, (as amended, the (“Purchase Agreement”)), as contemplated by the Purchase Agreement are collectively referred to herein as the “Business Combination,” (ii) unless otherwise noted, any reference herein to “Atlas” refers to the combination of Atlas Intermediate Holdings LLC (“Atlas Intermediate”), ATC Group Partners LLC (“ATC Group”), Atlas Technical Consultants Holdings LP and all of their subsidiaries prior to the consummation of the Business Combination and (iii) any reference to the “Company” refers to post-Business Combination Atlas Technical Consultants, Inc. (formerly named Boxwood Merger Corp.).

This section should be read in conjunction with Atlas’ financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Atlas” included elsewhere in this Current Report on Form 8-K. Compensation information included in the following section is presented in actual dollar amounts. This section provides information in accordance with the scaled SEC disclosure rules available to “emerging growth companies.”

Overview

Headquartered in Austin, Texas, Atlas is a leading provider of professional and technical testing, inspection engineering and consulting services, offering solutions to public and private sector clients in the transportation, commercial, water, government, education and industrial markets. With approximately 140 offices located throughout the United States, Atlas provides a broad range of mission-critical technical services, helping its clients test, inspect, plan, design, certify and manage a wide variety of projects across diverse end markets.

Atlas acts as a trusted advisor to its clients, helping its clients design, engineer, inspect, manage and maintain civil and commercial infrastructure, servicing existing structures as well as helping to build new structures. However, Atlas does not perform any construction and does not take construction risk.

Atlas provides a broad range of mission-critical technical services, ranging from providing inspection services in small projects to managing significant aspects of large, multi-year projects. For the year ended December 31, 2019, Atlas:

●	Performed more than 50,000 projects, with average revenue per project of less than $10,000; and

●	Delivered more than 95% of its revenue under “time & material” and “cost-plus” contracts.

Atlas has long-term relationships with a diverse set of clients, providing a base of repeating clients, projects and revenues. Approximately 90% of Atlas’ revenues was derived from projects that have used Atlas services at least twice in the past three years and more than 95% of its revenues are generated from client relationships longer than 10 years, with greater than 25% of revenues generated from relationships longer than 30 years. Examples of such long-term customers include the Texas Department of Transportation, US Postal Service, Gwinnett County Georgia, New York City Housing Authority, San Francisco International Airport, Stanford University, Port of Oakland, United Rentals, Inc., The Coca-Cola Company and Apple Inc.

Atlas’ broad base of customers span a diverse set of end markets including transportation, commercial, water, government, education and industrial sectors. Atlas’ customers include government agencies, quasi-public entities, schools, hospitals, utilities, airports, as well as private sector clients across many industries.

Atlas’ services require a high degree of technical expertise, as its clients rely on Atlas to provide testing, inspection and quality assurance services to ensure that structures are designed, engineered, built and maintained in accordance with building codes, regulations and the highest safety standards. As such, Atlas’ services are delivered by a highly-skilled, technical employee base that includes scientists, engineers, inspectors and other field experts. As of December 31, 2019, Atlas’ technical staff represented 2,534 out of its 3,350 employees. Atlas’ services are typically provided under contracts, some of which are long-term with long lead times between when contracts are signed and when Atlas’ services are performed. As such, Atlas has a significant amount of contracted backlog, providing for a high degree of visibility with respect to revenues expected to be generated from such backlog. As of December 31, 2019, Atlas’ contracted backlog was estimated to be approximately $601 million. See “— Backlog” below for additional information relating to Atlas’ backlog.

For the year ended December 31, 2019, Atlas recognized approximately $471 million of gross revenues, $8 million of net income, and $66 million of Adjusted EBITDA (which does not take into account $7 million of pro forma cost synergies reflecting the impact of cost savings arising from the merger between Atlas Intermediate and ATC Group in 2019 by eliminating duplicate costs including those relating to labor, rent, sourcing and information technology). For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to historical combined net income (loss), see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Atlas — Non-GAAP Financial Matters” included elsewhere in this Current Report on Form 8-K.

Company History

Atlas was formed in 2016 by L. Joe Boyer, its Chief Executive Officer, in collaboration with BCP, to acquire target businesses to execute on a stated strategy to capitalize on key trends driving growth in outsourced services created by the nation-wide backlog of infrastructure projects, creative means of project funding and continued quality assurance outsourcing. Atlas’ initial search for potential acquisition targets was focused in certain geographies that it believed had favorable growth trends, benefitting from tailwinds such as large planned infrastructure projects and favorable outsourcing trends, as well as on companies that it believed were regional market leaders with superior service capabilities, local relationships and specialized expertise.

In 2017, Atlas sequentially acquired three regional market leaders in Texas (Pavetex Engineering and Engineering Testing Services (“PAVETEX”)), Georgia (Moreland Altobelli Associates (“Moreland”)), and California (Consolidated Engineering Laboratories (“CEL”)). These businesses established Atlas’ core services and capabilities. In 2018, Atlas further augmented its core services and regional leadership through the acquisitions of Piedmont Geotechnical Consultants (“Piedmont”) (Georgia) and California SCST, Inc. (“SCST”) (California). In January 2019, Atlas acquired ATC Group Services, an environmental and engineering consulting services company with over 1,700 employees across North America (“ATC Group Services”). As a result of these acquisitions, Atlas established itself as a leading national platform.

Competitive Strengths

Atlas believes that the following competitive strengths have been instrumental in its success and position it for continued growth:

National provider of highly technical and mission-critical services. Atlas’ scale and breadth in its service offering enables it to compete for complex, marquee contract opportunities and deliver highly customized solutions on both national projects and at the local level. Established footholds in key geographies provide multiple touchpoints within the country’s highest growth markets. Atlas believes its considerable technical expertise and strong reputation in key infrastructure markets enables it to be successful with bids and deliver rapid response capabilities to clients.

Repeatable, non-discretionary demand and entrenched relationships with long-term customers. Non-discretionary, compliance-driven demand for Atlas’ services creates repeating revenue from decades-long relationships with its blue-chip, diverse customer base. Atlas’ knowledge of its clients’ businesses drives transformative outcomes and high rates of customer retention. Atlas generated 76% of its net revenue for the year ended December 31, 2019 from customers that have engaged Atlas in each of the last three years and 90% of its net revenue was derived from customers that have engaged Atlas in at least two of the past three years. Of Atlas’ top 15 customers by net revenue in 2019, over 50% had relationships with Atlas of over 20 years, through its predecessor companies, and 96% had relationships with Atlas of over 10 years.

De-risked business profile. Over 95% of Atlas’ revenue are either “time & material” or “cost-plus” contracts. Additionally, Atlas estimates that 68% of its net revenue is generated from work on existing assets and structures, which are less impacted by new construction trends. Atlas also utilizes an asset-light operating model and variable cost workforce that allows management to right-size the cost structure to match demand trends and generate strong free cash flow during periods of slower activity.

Customer, end-market and geographic diversity. Atlas provides technical services to a diverse variety of customers with no significant end market, geography, project or customer concentration. Atlas serves over 9,000 customers annually across over 50,000 projects. As of December 31, 2019, Atlas operated in over 39 states with 3,350 employees stationed across over 140 offices. For the year ended December 31, 2019, on a combined, net revenue basis, no customer represented more than 10% of Atlas’ total net revenue and its top ten customers accounted for approximately 25% of total net revenue. Atlas’ broad geographic reach enables it to provide local service on a national level with entrenched positions in key markets that have favorable infrastructure spending patterns.

Highly visible revenue through a robust backlog. Atlas’ significant backlog growth and robust pipeline provides visibility into its near-term revenue forecast. Atlas’ backlog, consisting of only contracted and fully funded work, has seen significant organic growth of 8.7% from 2018 to 2019. Due to its robust $601 million gross revenue backlog as of December 31, 2019, Atlas had 114% coverage of its estimated gross revenue projections for the fiscal year ended December 31, 2020.

Strong margins and free cash flow. Atlas maintains strong margins and has achieved significant margin expansion since 2015. This attractive margin profile, coupled with a capital-light business model, enables Atlas to maintain strong free cash flow.

Proven and experienced management team. Atlas’ management team has deep industry expertise. Atlas is led by its Chief Executive Officer, L. Joe Boyer, who has more than 30 years of experience in the technical services industry and is supported by an executive leadership team which also has an average of over 30 years of experience. Atlas’ management team has a long track record of achieving organic growth, high employee retention and executing on both accretive acquisitions and cross-selling opportunities.

Growth Strategy

Atlas focuses on a multi-pronged growth strategy, with a clear path to achieving its strategic plan driven by a unique inflection point in its evolution following recent acquisitions.

Atlas intends to pursue the following growth strategies as it seeks to expand its market share and position Atlas as a preferred provider of professional and technical services:

●	capitalize on key market tailwinds;

●	continue to expand cross-selling and national accounts;

●	pursue larger, premier infrastructure opportunities; and

●	maintain a disciplined approach to mergers and acquisitions.

Capitalize on Key Market Tailwinds

Atlas was established to take advantage of multiple independent, positive, macroeconomic trends that underpin momentum in target-end markets. Demands for Atlas’ technical services are driven by aging infrastructure, increasing complexity and scrutiny of regulatory requirements, and continued inspection and quality assurance outsourcing trends. Atlas has strategically established operations in states with large, predictable transportation budgets, and is primed to capitalize on the strong demand for repair and maintenance of aging infrastructure.

Cross-Selling and National Accounts

Atlas intends to leverage its expanded platform to cross-sell its diverse services to existing customers. As the platform integration continues, Atlas expects the number of cross-selling opportunities to drive increasing and above market organic revenue growth. Both Atlas Intermediate and ATC Group had previously ceded opportunities to subcontractors that can now be performed under Atlas’ expanded, unified platform. Atlas has already demonstrated success in its cross-selling initiatives through its long-term relationship with Walmart Inc.

Pursue Larger, Premier Infrastructure Opportunities

Atlas intends to use its expanded geographic reach and service capabilities to pursue and win premier infrastructure opportunities that require complex infrastructure delivery services. Atlas has already begun to execute on this blueprint, as illustrated by an increase in the number of backlog projects greater than $5 million from ten as of December 31, 2018 to 20 as of December 31, 2019. As of December 31, 2019, Atlas’ sales team is pursuing 23 opportunities of greater than $5 million for 2020 and beyond.

Disciplined Approach to Mergers and Acquisitions

Atlas maintains a rigorous and highly disciplined approach in its pursuit of accretive acquisitions. Atlas intends to selectively pursue targets that provide complementary, low-risk services and expand its national platform. These strategic acquisitions represent a highly attractive opportunity for Atlas to continue diversifying and expanding its customer base, geographic footprint, and service offering across the platform. Atlas intends to deploy this strategy within the highly fragmented technical services market which is largely comprised of regional service providers. Atlas has a demonstrated track record of successfully identifying target companies and integrating them at highly accretive valuations, having completed six such acquisitions since 2017.

Industry Overview

Atlas operates within the broader U.S. infrastructure services market, providing a diversified set of technical services to a variety of end markets. Services include, but are not limited to, quality assurance (“QA”), engineering, environmental and technical services. The relevant addressable market for U.S. infrastructure and construction testing, inspection and certification (“TIC”) and environmental consulting is an estimated $30 billion and growing. Atlas’ clients vary in size and scope and come from all sectors including U.S. federal, state, municipal and local governments, quasi-public and private clients from the education, healthcare and utilities industries, and large multinational corporations and others.

Historically, the infrastructure and construction TIC and environmental consulting industry has exhibited growth corresponding with market tailwinds, including a heightened spend on public infrastructure, increasing complexity of regulatory requirements, aging transportation, water and utility systems and growing outsourcing trends among public agencies and private entities. In addition to market tailwinds, the industry has additional growth potential as TIC and QA continue to increase as a percentage of overall construction value.

The following key market tailwinds are expected to drive future demand for US infrastructure and construction TIC and environmental consulting:

●	Aging infrastructure. The majority of U.S. transportation, water and utility networks are over 50 years old, requiring an estimated $4.6 trillion of spending through 2025. 32% of major roads are in poor or mediocre condition, 25% of bridges are functionally or structurally deficient, 70% of all dams will be defective by 2025 and the majority of the U.S. electric grid was built in the mid-20th century with an intended lifespan of 50 years.

●	Shift towards outsourcing. Private and public entities are increasingly outsourcing construction and environmental services in an effort to reduce costs, decrease staffing levels, provide specialized solutions and avoid non-compliance. 40% of testing inspection services are outsourced, with the overall market for these services growing at approximately 8% year-over-year.

●	Increased public spending. The United States Congress recently passed legislation aimed at increasing transportation infrastructure spend in key markets. For example, the Fixing America’s Surface Transportation Act (the “FAST Act”) will continue to provide near-term funding support, as the Highway Trust Fund has enough funding to cover large outlays through 2021. More than $900 billion in infrastructure funding has been approved through 2020.

●	Expanding state & local transportation spend. Combined state and local spending for transportation infrastructure increased from $260 billion in 2014 to a projected $300 billion in 2020 and is expected to grow at a compound annual growth rate (“CAGR”) of approximately 4% through 2023. The top three states in projected transportation infrastructure spend for 2020, California, New York and Texas, account for approximately 33% of all state and local spending nationwide.

●	Rising Environmental Expenditures. Health, safety and ecological regulations continue to become increasingly tight and complex amid heightened awareness of environmental issues by regulatory bodies and consumers. U.S. environmental consulting expenditures are expected to increase from $31 billion in 2019 to $41 billion in 2025.

End Markets

The end markets Atlas serves are characterized by various public and private clients that are faced with deteriorating asset conditions, outdated systems and expanding regulations. Atlas operates across the entire built environment for a variety of end markets including, but not limited to, transportation, commercial, education, industrial, environmental and water. Each of these end markets are experiencing tailwinds that drive ongoing maintenance and capital investment.

Transportation. The U.S. transportation market has experienced broad increases in federal funding for U.S. Department of Transportation initiatives. As such, there are a growing number of government projects focused on roads, bridges and airports, including the FAST Act and the Federal Aviation Administration’s Modernization & Reform Act. The current installed transportation base is aging and both public and private entities are increasingly outsourcing testing, inspection and program management services for their assets. Illustrative projects in the transportation market include airports, bridges, tolls, railways, highways, waterways, ports, tunnels, pedestrian routes and others.

The following geographic areas have demonstrated expanding legislation and higher-than average investment in transportation infrastructure.

●	Texas — The Texas Department of Transportation budget grew to $30 billion in 2018-2019, a 70% increase since 2010-2011, while staff headcount decreased 15% over the same period. The 2019 United Transportation Program approved $75 billion in infrastructure projects through 2028.

●	California — The California Department of Transportation budget was $14 billion in 2019 and has increased at a CAGR of 22% since 2016. The estimated backlog for road and bridge repairs is over $130 billion.

●	New York — The New York Department of Transportation budget was $12 billion in 2019 and there is a constant public effort to improve New York’s transportation infrastructure such as the New York Department of Transportation.

●	Georgia — Georgia’s Transportation Funding Act of 2015 provides $10 billion for infrastructure funding and the state’s Major Mobility Investment Program has secured $11 billion for large scale projects through 2030.

Commercial. Asset operators are faced with increasing complexity of, and scrutiny around, regulatory requirements, which is driving demand for turnkey solutions and the professionalization of maintenance services. Additionally, corporations are increasing investment in information technology and smart-building features, frequently undergoing corporate relocations, and exhibiting a need for bespoke and unique facilities. The growth in outdated facilities alongside new technological and logistical needs has driven additional spend for warehouse and distribution facilities, as well as development spend across sports, recreation and stadiums. Illustrative projects in the commercial market include healthcare facilities, offices, multi-family properties, retail outlets, data centers, corporate headquarters, parking structures and religious facilities.

Education. Population growth and increasing access to education is driving enrollments and creating a need for new and updated facilities. Academic institutions are placing a growing focus on environmental impact and sustainability as seen through the implementation of smart- and green-building technologies. Illustrative projects in the education market include colleges, universities, K-12 facilities, service academies, stadiums, athletic facilities, research facilities and theatres.

Industrial and Environmental. New quality, health, safety and environmental regulations are driving demand for compliance systems and services in industrial businesses. Extreme weather requires services such as hurricane, storm and flood clean-up efforts as seen in the Carolinas, Florida and Texas. Illustrative projects in the industrial and environmental markets include manufacturing, refineries, agricultural, utilities, petrochemicals, nuclear, midstream, disaster response and mitigation and pulp and paper.

Water. Broadening stress on the U.S. water network from outdated systems, population growth and extreme weather patterns has resulted in systems that are approaching the end of their useful lives. The aging water infrastructure must also be renovated to meet expanding government regulations and energy-efficiency standards. Illustrative projects in the water market include dams, levees, recycling facilities, drinking water, storage, inland waterways, wastewater and treatment plants.

Service Lines

Testing, Inspection and Consulting

Any time a structure in the built environment is designed, built, repaired, refurbished or sold, Atlas’ clients require critical path services to ensure infrastructure compliance, quality and integrity. Atlas offers a comprehensive suite of testing, inspection and consulting services to support a vast array of assets across different types, stages of life and end markets.

The testing, inspection and consulting services Atlas offers fall into four categories: (1) materials, testing and engineering; (2) construction quality assurance; (3) environmental services; and (4) disaster response and recovery.

Materials, Testing & Engineering. Atlas performs testing and inspection work to identify and assess any risks posed by site conditions to a project and to meet rigorous industry standards. Through professional engineers, geologists, environmental specialists, laboratory managers and ACI, RTT and NICET-certified technicians, Atlas offers full-service site assessment for clients ranging from small residential developers to large municipalities. Illustrative services include:

●	product evaluations;

●	factory QC services;

●	non-destructive testing and evaluations;

●	materials testing and inspection;

●	laboratory services; and

●	geophysics.

Construction Quality Assurance. Atlas offers a full suite of quality assurance and control services for construction projects of various magnitudes. Atlas possesses the technical expertise to observe, inspect and test construction material for compliance with approved construction documents and clients’ expectations. Illustrative services include:

●	construction quality assurance;

●	quality plan development;

●	construction engineering and inspection;

●	special inspections and testing;

●	source and field inspections; and

●	construction materials engineering and testing.

Environmental Services. Atlas provides comprehensive solutions to its clients’ most challenging ecological issues. Through implementing its highly trained team of engineers, geologists, hydrogeologists, archeologists, inspectors and other specialty environmental professionals, Atlas has the capability to manage every aspect of a project’s environmental needs while remaining on time and on budget. Illustrative services include:

●	environmental permitting, compliance assistance, auditing and management system implementation;

●	air quality;

●	water, hazardous material permitting and registration;

●	underground storage tank management; and

●	leak detection and repair (LDAR) program management.

Disaster Response and Recovery. Atlas supports response and recovery efforts for federal, state, local governments and agencies, as well as private sector clients across the U.S. Leveraging its vast portfolio of capabilities across transportation, water, industrial and commercial market sectors, Atlas can expeditiously manage disaster response and recovery missions of any magnitude. Illustrative services include:

●	terrestrial, coastal and maritime response and recovery services;

●	implement and refine disaster assessments;

●	develop and manage sheltering and temporary essential power (STEP) programs;

●	develop temporary housing, refugee and migrant populations; and

●	implement and manage temporary repair and essential power programs for federal and commercial customers.

Engineering, Planning and Design

Atlas offers a full service suite of civil, transportation, structural and architectural solutions for clients ranging from private developers to large federal agencies. Atlas utilizes its broad specialized expertise to offer technical and project management solutions in order to help clients meet their most demanding, large-scale challenges.

The specific engineering, planning and design services Atlas offers fall into three categories: (1) engineering and design services; (2) program management; and (3) construction support services.

Engineering and Design Services. Years of experience in design and construction of a broad range of transportation and civil infrastructure projects gives Atlas unique expertise in the fields of engineering and planning. Atlas’ success in engineering and design services has been built on strong lines of communication, best in class planning and design professionals, meticulous quality control measures throughout all stages of a project’s development and fluid participation and direct input of all team members. This process of knowledge sharing among team members and continuous improvement of operations is a proven strategy ensuring maximum value for the owner and fewer unforeseen problems during construction. Illustrative services include:

●	civil engineering;

●	hydraulic studies;

●	transportation engineering and planning;

●	landscape architecture;

●	land acquisition services; and

●	geotechnical services.

Program Management. Atlas provides public and private sector clients with comprehensive support in managing the planning, funding, design and construction process of large-scale improvement programs. Illustrative services include:

●	constructability review, observation and monitoring;

●	plan and drawing review;

●	bid evaluation and award analysis;

●	progress documentation and payment review; and

●	dispute resolution.

Construction Support Services. Atlas offers a full suite of comprehensive construction support services for challenging large scale sites and structures. Services cover construction management, construction engineering and inspection, material testing, project oversight and documentation and comprehensive audit support. Illustrative services include:

●	construction management;

●	contract documents preparation and administration;

●	project cost and schedule control;

●	construction observation and monitoring;

●	utility coordination; and

●	subsurface utility engineering.

Key Clients and Projects

Atlas currently serves over 9,000 different clients annually. While Atlas’ ten largest clients accounted for approximately 25% of its consolidated net revenue during the fiscal year ended December 31, 2019, no single client accounted for more than 10% during this period. Although Atlas serves a highly diverse client base, for the year ended December 31, 2019, approximately 40% of its net revenues were attributable to public and quasi-public sector clients. In this regard, public sector clients include U.S. federal, state and local government departments, agencies, systems and authorities, including the Departments of Transportation, educational systems and public housing authorities, while quasi-public sector clients include utility service providers and energy producers. Of its private sector clients, Atlas’ largest clients are commercial companies and contractors. Although Atlas anticipates public and quasi-public sector clients to represent the majority of its revenues for the foreseeable future, Atlas intends to continue expanding its service offerings to private sector clients.

Net Revenue by Customer for the Year Ended December 31, 2019

During its history in the testing and inspection business, Atlas has worked with such clients on such well known projects as (in alphabetical order):

●	Apple Campus II (Cupertino, California)

●	Golden Gate Bridge (San Francisco, California)

●	Ground Zero Recovery (New York, New York)

●	Harbor Bridge (Corpus Christi, Texas)

●	The Grand Waikikian by Hilton (Honolulu, Hawaii)

●	Hurricane Katrina Recovery (Louisiana)

●	Northwest Corridor Express Lanes (Georgia)

●	San Francisco International Airport (San Francisco, California)

●	Stanford University Hospital (Stanford, California)

Contracts

Atlas enters into contracts that contain two principal types of pricing provisions: (1) time and materials/cost-reimbursable; and (2) fixed price. For the year ended December 31, 2019, 95% of Atlas’ revenue was recognized as time and materials/cost-reimbursable contracts and 5% from fixed price contracts.

Cost-reimbursable contracts. Cost-reimbursable contracts consist of the following:

●	“Time & materials” contracts are common for smaller scale professional and technical consulting and certification service projects. Under these types of contracts, there is no predetermined fee. Instead, Atlas negotiates hourly billing rates and charges its clients based upon actual hours expended on a project. In addition, any direct project expenditures are passed through to the client and are typically reimbursed. These contracts may have an initial not-to-exceed or guaranteed maximum price provision.

●	“Cost-plus” contracts are the predominant contracting method used by U.S., federal, state and local governments. Under these types of contracts, Atlas charges clients for its costs, including both direct and indirect costs, plus a negotiated fee. The estimated cost plus the negotiated fee represents the total contract value.

Fixed price. Fixed price contracts consist of the following:

●	Fixed price contracts require Atlas to either perform all of the work under the contract for a specified lump sum or to perform an estimated number of units of work at an agreed price per unit, with the total payment determined by the actual number of units performed. Fixed price contracts are subject to price adjustments if the scope of the project changes or unforeseen conditions arise. Fixed price contracts expose Atlas to a number of risks not inherent in “cost-plus” and “time & material” contracts, including underestimation of costs, ambiguities in specifications, unforeseen costs or difficulties, problems with new technologies, delays beyond Atlas’ control, failures of subcontractors to perform and economic or other changes that may occur during the contract period. Many of Atlas’ fixed price contracts relate to small value services, such as individual unit or very small quantity testing or inspection.

●	Revenues from engineering services are recognized in accordance with the accrual basis of accounting. Revenues under cost-reimbursable contracts are recognized when services are performed or on the percentage-of-completion method. Revenues recognized on the percentage-of-completion method are generally measured by the direct costs incurred to date as compared to estimated costs incurred. Less than 3% of Atlas’ revenues were recognized on the percentage-of-completion method.

Backlog

As of December 31, 2019, Atlas had approximately $601 million of backlog, of which $361 million, or 60%, is expected to be recognized over the next 12 months and the remaining over the following 30 months.

Growth of its backlog has been accelerating since the establishment of Atlas’ national platform. On a pro forma basis, Atlas’ platform companies experienced 1.4% year-over-year growth from fiscal year ended December 31, 2017 to 2018 benefiting from the integration and cross-selling of the acquisitions of Pavetex, Moreland and CEL in 2017. Atlas realized 8.7% backlog growth from fiscal year ended December 31, 2017 to 2018 as the business transitioned from independent regional providers to a national platform of scale.

Pro Forma Contracted and Funded Backlog

($ in millions)

Note: Backlog is presented on a pro forma basis as if all acquisitions were consummated at the beginning of the relevant period with certain purchased companies estimated by Atlas management.

Atlas’ backlog includes only amounts from fully funded projects for which work authorizations have been received and does not reflect the full amounts Atlas may receive over the term of such contracts. Backlog is expressed in terms of gross revenue and therefore may include significant estimated amounts of third-party or pass-through costs to subcontractors and other parties. Atlas cannot guarantee that the remaining revenue projected in the backlog will be realized in its entirety, or if realized, will result in profits. In addition, project cancellations and scope adjustments may occur from time to time. For example, certain contracts are terminable at the discretion of the client, with or without cause. These types of backlog reductions could adversely affect Atlas’ revenue and margins. Atlas’ backlog for the period beyond the next 12 months may be subject to variation from the prior year as existing contracts are completed, delayed or renewed or new contracts are awarded, delayed or cancelled. Accordingly, Atlas’ backlog as of any particular date is an uncertain indicator of future earnings. As backlog is not a defined accounting term, Atlas’ computation of backlog may not be comparable to that of Atlas’ industry peers.

Offices

Atlas’ principal executive offices are located at 13215 Bee Cave Parkway Building B, Suite 230, Austin, Texas which it leases under a five-year commitment with annual lease terms ranging from $0.17 million to $0.21 million plus operating expenses. Atlas does not own any significant real property. Atlas currently operates out of more than 140 leased locations. Atlas’ lease terms vary from month-to-month to multi-year commitments. Atlas does not consider any of these leased properties to be materially important. While Atlas does believe it is necessary to maintain offices through which its services are coordinated, Atlas feels there are an ample number of available office rental properties that could adequately serve its needs should it need to relocate or expand its operations.

Atlas Geographic Footprint

Employees

As of December 31, 2019, Atlas had approximately 3,350 employees, including approximately 2,814 full-time employees, which includes approximately 2,534 technical staff. Atlas’ employee attrition rate for 2019 among all staff, part-time and full-time, was approximately 10%. To date, however, Atlas has been able to locate and engage highly qualified employees as needed and does not expect its growth efforts to be constrained by a lack of qualified personnel. Atlas considers its employee relations to be good.

Executive Officers

Following the business combination, the current Atlas management team will operate the surviving company. Atlas’ executive officers are L. Joe Boyer, Chief Executive Officer, Walter Powell, Chief Financial Officer, David Miller, Chief Strategy Officer, John Mollere, Chief Administrative Officer, Gary Cappa, Chief Operating Officer, and David Quinn, Executive Vice President. See the section entitled “Directors, Executive Officers and Corporate Governance” included in the Company’s Annual Report on Form 10-K.

Competition

The U.S. infrastructure and construction TIC and environmental consulting market is generally highly fragmented and competitive due to the breadth of services offered and the technical complexity needed to meet increasingly stringent regulatory standards.

Industry participants compete on the strength of client relationships, expertise in local markets, technical capabilities, reputation for quality of service and reliability, and price. The ability to compete effectively also depends on employing highly skilled, qualified personnel to meet technical qualification and staffing requirements.

Barriers to entry in the industry are created by the requirement for technical capabilities, a reputation for expertise and reliability and deep relationships with both clients and prime contractors. Scale and breadth of service offerings can also pass as a barrier for entry for companies that do not have adequate resources or capacity to complete complex and large-scale projects. Customers are increasingly emphasizing safe work practices by placing a premium on limiting liability, creating an additional barrier to entry for those who cannot demonstrate a safety record above industry standards.

The firms operating in the industry range from large, global companies with broad service offerings to small-scale specialized providers that typically service regional markets or specialized niches. Competitive dynamics in the industry are variable across end markets, localities, geographies, types and scopes of services, among other factors. Atlas views its principal competitors as NV5 Global, Inc., Intertek Group plc, Tetra Tech, Inc., Jacobs Engineering Group Inc., Bureau Veritas S.A., Terracon Consultants Inc., WS Atkins PLC, WSP Global Inc., TRC Companies, Inc. and other small- and mid-sized regional players. Atlas’ ability to compete successfully will depend upon the effectiveness of its marketing efforts, the strength of its client relationships, its ability to accurately estimate costs, the quality of the work it performs, its ability to hire and train qualified personnel and its ability to obtain insurance.

Seasonality

Due primarily to inclement weather conditions, which lead to project delays and slower completion of contracts, and a higher number of holidays, Atlas’ operating results during the months of December, January and February are generally lower than its operating results during other months. As a result, Atlas’ revenue and net income for the first and fourth quarters of a fiscal year may be lower than its results for the second and third quarters of a fiscal year.

Insurance and Risk Management

Atlas maintains insurance covering professional liability and claims involving bodily injury and property damage. Atlas considers its present limits of coverage, deductibles and reserves to be adequate. Wherever possible, Atlas endeavors to eliminate or reduce the risk of loss on a project through the use of quality assurance and control, risk management, workplace safety and similar methods.

Risk management is an integral part of the project management approach. Atlas has a strict project review framework including escalation to senior management for any fixed price contracts above $5 million.

Regulation

Atlas is regulated in a number of fields in which it operates. Atlas contracts with various U.S. governmental agencies and entities. When working with U.S. governmental agencies and entities, Atlas must comply with laws and regulations relating to the formation, administration and performance of contracts. These laws and regulations contain terms that, among other things:

●	require certification and disclosure of all costs or pricing data in connection with various contract negotiations;

●	impose procurement regulations that define allowable and unallowable costs and otherwise govern its right to reimbursement under various cost-based U.S. government contracts; and

●	restrict the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

To help ensure compliance with these laws and regulations, employees are sometimes required to complete tailored ethics and other compliance training relevant to their position and Atlas’ operations.

Legal and Environmental

From time to time, Atlas is subject to various legal proceedings that arise out of its normal course of business or otherwise. Atlas is not currently a party to any legal proceedings that, individually or in the aggregate, are expected to materially impact its business, financial position, results of operations and cash flows, taken as a whole.

Atlas must comply with a number of laws that strictly regulate the handling, removal, treatment, transportation and disposal of toxic and hazardous substances. Liabilities related to environmental contamination or human exposure to hazardous substances, or a failure to comply with applicable regulations, could result in substantial costs, including clean-up costs, fines and civil or criminal sanctions, third-party claims for property damage or personal injury, or cessation of remediation activities.